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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                  Exhibit 12
(IN 000'S OF DOLLARS EXCEPT FOR RATIOS)
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					 Six Months Ended
					     June 30,                                Years Ended December 31,
					------------------        -------------------------------------------------------------
	 EARNINGS                         1996    1995              1995          1994       1993        1992         1991
					  ----    ----              ----          ----       ----        ----         ----
INCOME BEFORE INCOME TAXES,
EXTRAORDINARY CHARGE, CUMULATIVE
EFFECT OF ACCOUNTING CHANGES AND
DISCONTINUED INSURANCE OPERATIONS       $62,747   $53,358          $116,176     $141,146    $133,507     $206,618     $135,220

INTEREST EXPENSE (NET)                   12,198    14,017            26,833       25,378      44,085       62,279       59,097

PORTION OF RENTS REPRESENTATIVE OF
INTEREST FACTOR                           2,460     2,298             4,511        5,706       9,896        9,021        7,067

AMORTIZATION OF CAPITALIZED INTEREST        920       888             1,878        1,294       3,246        2,807        2,266
					 ------    ------           -------      -------     -------      -------      -------
      TOTAL EARNINGS                    $78,325   $70,561          $149,398     $173,524    $190,734     $280,725     $203,650
					 ======    ======           =======      =======     =======      =======      =======


	FIXED CHARGES

INTEREST EXPENSE (BEFORE DEDUCTING
CAPITALIZED INTEREST)                   $12,516   $15,652          $29,056      $33,438     $50,949      $69,042      $68,061

PORTION OF RENTS REPRESENTATIVE OF
INTEREST FACTOR                           2,460     2,298            4,511        5,706       9,896        9,021        7,067
					 ------    ------           ------       ------     -------       ------       ------
     TOTAL FIXED CHARGES                $14,976   $17,950          $33,567      $39,144     $60,845      $78,063      $75,128
					 ======    ======           ======       ======      ======       ======       ======

RATIO OF EARNINGS TO FIXED CHARGES       5.2300    3.9310           4.4507       4.4330      3.1348       3.5961       2.7107
					 ======    ======           ======       ======      ======       ======       ======
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